EX-34.5
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KPMG LLP
1676 International Drive
McLean, VA 22102

Report of Independent Registered Public Accounting Firm

The Board of Directors
Walker & Dunlop, LLC:

We have examined management's assessment, included in the accompanying Management's Assertion on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB (Management's Assertion), that Walker & Dunlop, LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the servicing of asset backed securities transactions (the Platform), as of and for the year ended December 31, 2013 (Reporting Period), except for the servicing criteria set forth in Appendix B to Management's Assertion, which the Company has determined are not applicable to the activities it performs with respect to the Platform. Appendix A to Management's Assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

With respect to applicable servicing criteria 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(4)(viii), 1122(d)(4)(x)(C), 1122(d)(4)(xii), and 1122(d)(4)(xiv),
Management's Assertion indicates that there were no activities performed during the Reporting Period, with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the Reporting Period. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in the accompanying Management's Assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xi),
and 1122(d)(4)(xiii), the Company has engaged Midland Loan Services, Inc. (Midland) to perform the activities required by these servicing criteria. The Company has determined that Midland is not considered a "servicer" as defined in
Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to Midland as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that Midland's activities comply in all material respects with the

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.


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applicable servicing criteria. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for Midland and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xi), and 1122(d)(4)
(xiii) as of and for the year ended December 31, 2013, for which compliance is determined based on Interpretation 17.06 as described above, is fairly stated, in all material respects.


/s/ KPMG LLP

McLean, Virginia
March 25, 2014